As filed with the Securities and Exchange Commission on April 19, 2010
Registration No. 333-124456

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Lodgian, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	52-2093696 (I.R.S. Employer Identification No.)
3445 Peachtree Road N.E., Suite 700
Atlanta, Georgia 30326
(Address of Principal Executive Offices and Zip Code)

Amended and Restated 2002 Stock Incentive Plan of Lodgian, Inc.
(Full title of the Plan)

Daniel E. Ellis
President and Chief Executive Officer
3445 Peachtree Road N.E., Suite 700
Atlanta, Georgia 30326
(Name and address of agent for service)
(404) 364-9400
(Telephone number, including area code, of agent for service)

With copies to:
Alan J. Prince
King & Spalding LLP
1180 Peachtree Street
Atlanta, Georgia 30309
(404) 572-4600
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES
     Lodgian, Inc., a Delaware corporation (the “Company”), hereby amends its Registration Statement on Form S-8 (File No. 333-124456) initially filed with the Securities and Exchange Commission on April 29, 2005 (the “Registration Statement”) registering 2,948,222 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) for the Company’s Amended and Restated 2002 Stock Incentive Plan, by deregistering all of the Common Stock registered on the Registration Statement that has not been sold or otherwise remains unissued.
     On January 22, 2010, the Company, LSREF Lodging Investments, LLC, (“Purchaser”), and LSREF Lodging Merger Co., Inc., an affiliate of Purchaser (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which on April 19, 2010 Merger Sub was merged with and into the Company, with the Company being the surviving corporation and continuing its separate existence under the laws of the State of Delaware (the “Merger”). Pursuant to the Merger Agreement, on April 19, 2010, each issued and outstanding share of common stock of the Company, other than any shares owned by the Company, Purchaser or Merger Sub and other than shares owned by stockholders properly demanding appraisal rights, were cancelled and converted automatically into the right to receive $2.50 in cash, without interest. Therefore, the Company has ceased to be a publicly traded company, and in connection with the Merger, the Company is terminating all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement.
     In accordance with the undertaking contained in Part II, Item 9(a)(3) of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company files this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statement and to remove from registration all of the Common Stock which remains unissued under the Registration Statement as of the date hereof, if any.

SIGNATURES

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 19, 2010.

Lodgian, Inc.
By:	/s/ Daniel E. Ellis
	Name:	Daniel E. Ellis
	Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel E. Ellis Daniel E. Ellis	President and Chief Executive Officer (Principal Executive Officer)	April 19, 2010

/s/ James A. MacLennan James A. MacLennan	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 19, 2010

/s/ Marc L. Lipshy Marc L. Lipshy	Director	April 19, 2010